                                                                      ITEM 7.C.
                                                                      EXHIBIT 1



CONFIDENTIAL TREATMENT REQUESTED: PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED," AND APPROPRIATE SECTIONS, WHERE TEXT HAS BEEN OMITTED, ARE NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of February 28, 1997 by and among HOUGHTEN PHARMACEUTICALS, INC., a Delaware corporation ("HPI"), MULTIPLE PEPTIDE SYSTEMS, INC., a California corporation and a wholly-owned subsidiary of HPI ("MPS"), RICHARD A. HOUGHTEN, PH.D., an individual ("HOUGHTEN"), and RAH Acquisition Corp., a California corporation ("NEWCO"), with reference to the following facts:

                                    RECITALS

         A. Pursuant to the Amended and Restated Articles of Incorporation of MPS, a copy of which is attached hereto as EXHIBIT A (the "MPS ARTICLES"), MPS is authorized to issue only one class of shares of stock, and the total number of shares which MPS is authorized to issue is 1,000,000 shares (the "MPS CAPITAL STOCK"). HPI owns all of the issued and outstanding shares (the "SHARES") of MPS Capital Stock.

         B. Newco is a corporation which has been newly-formed by Houghten for the purpose of acquiring the Shares. Houghten owns all of the issued and outstanding shares of Newco's capital stock.

         C. Houghten and his wife, Christy L. Hendrickson, are co-trustees ("CO-TRUSTEES") of that certain Richard A. Houghten and Christy L. Hendrickson Revocable Trust, UTD 11/09/90 (the "TRUST"), which owns at least 300,000 shares of HPI common stock.

         D. Newco desires to purchase, and HPI desires to sell, the Shares for the consideration and on the terms set forth in this Agreement. The parties hereto desire to enter into this Agreement and the related arrangements referenced herein (and, in certain instances, to cause the Co-Trustees on behalf of the Trust to enter into arrangements referenced herein) for the purpose of setting forth certain representations, warranties and covenants as an inducement to the purchase and sale of the Shares and the conditions precedent to the consummation of such transaction.

         NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, HPI, MPS, Houghten and Newco agree as follows:

                                   ARTICLE 1

                               BASIC TRANSACTION

         1.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Newco agrees to purchase from HPI, and HPI agrees to sell, transfer, convey and deliver to Newco (the "SALE"), all of the Shares at the Closing (as defined in Section 1.6) in exchange for the Purchase Price (as defined in Section 1.2) and the performance by Houghten and Newco (and, following the Closing, MPS) of the covenants of such parties set forth or referred to in this Agreement (as well as the performance by the Co-Trustees on behalf of the Trust of certain obligations referenced herein).

         1.2 Purchase Price. Newco agrees to pay to HPI an aggregate of $1,500,000.00 in cash (the "PURCHASE PRICE").

                 (a) Staging of Purchase Price Payment. Payment of the Purchase Price shall occur as follows: (i) $500,000.00 will paid on the Closing Date in immediately available funds; (ii) an additional $500,000.00 (plus accrued interest, as provided below) will be paid on or before June 1, 1997 (the "JUNE PAYMENT"); and (iii) an additional $500,000.00 (plus accrued interest, as provided below) will be paid on or before December 1, 1997 (the "DECEMBER PAYMENT").

                 (b) Promissory Notes; Guaranty and Stock Pledge. The obligations to pay the June Payment and the December Payment shall be evidenced by, and subject to the further terms of, Promissory Notes substantially in the form attached hereto as EXHIBIT B (the "PROMISSORY NOTES"). Houghten shall cause the obligations of Newco under the Promissory Notes to be guaranteed, as of the Closing, by the Co-Trustees on behalf of the Trust pursuant to the terms of a Guaranty (the "GUARANTY") in substantially the form attached hereto as EXHIBIT C, which Guaranty Houghten shall cause to be secured, as of the Closing, by a pledge of certain shares of HPI common stock owned by the Trust pursuant to the terms of a Stock Pledge Agreement substantially in the form attached hereto as EXHIBIT D (the "STOCK PLEDGE AGREEMENT"). Without limiting the terms of the Promissory Notes, (i) in the event that Newco defaults in the payment of the June Payment, then the December Payment and an amount of $750,000.00 of the Customer Referral Payments (defined below - with such amount of $750,000.00 referred to herein as the "MINIMUM CUSTOMER REFERRAL PAYMENT AMOUNT") shall become immediately due and payable in full, without notice of any kind, (ii) in the event that Newco defaults in the payment of the December Payment, then the Minimum Customer Referral Payment Amount shall become immediately due and payable in full, without notice of any kind, (iii) each of the June Payment and the December Payment shall become immediately due and payable in full, without notice of any kind, in the event there is a "CHANGE IN CONTROL" (as defined below) of MPS or Newco (excluding, with respect to MPS, the transaction contemplated by this Agreement), and (iv) the amounts owing with respect to the June Payment and the December Payment, together with all the accrued and unpaid interest thereon, shall bear interest from the Closing Date until the balance thereof, together with all the accrued interest thereon, is paid in full, at a rate per annum equal to 150 basis points in excess of the "PRIME RATE" as quoted in the "MONEY RATE" section of The Wall Street Journal (Western edition) on the Closing Date, computed for the actual number of days elapsed including the first day, but excluding the last day based on a 365-day year. For purposes of the foregoing sentence, "CHANGE IN CONTROL" shall mean the occurrence of any of the following events: (A) the consummation of an acquisition or series of related acquisitions which results in one person or entity, or two or more





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                                                CONFIDENTIAL TREATMENT REQUESTED

persons or entities acting as a partnership, limited partnership, syndicate or other group, owning fifty-one percent (51%) or more of the voting securities of MPS or Newco; (B) the consummation of a merger, consolidation or other reorganization of MPS or Newco if after giving effect to such merger, consolidation or other reorganization, Houghten does not (either directly or indirectly through Newco) represent a majority-in-interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of Newco and MPS after such merger, consolidation or other reorganization; (C) the sale of all or substantially all of the assets of Newco or MPS; (D) the dissolution or liquidation of Newco or MPS (excepting a merger of Newco with and into MPS or a merger of MPS with and into Newco); or (E) any event which is similar in effect to any of the foregoing events set forth in clauses (A) through (D) above; provided, however, that a "CHANGE IN CONTROL" shall not be triggered by the transfer of shares of Newco or MPS to an estate planning vehicle of Houghten (such as a revocable trust) so long as Houghten retains direct (or, in the case of MPS, indirect through Newco) investment control with respect to such shares.

         1.3 Customer Referral Payments. In addition to the Purchase Price, as consideration for HPI agreeing to undertake certain efforts, to the extent HPI is able in accordance with the terms of HPI's agreements and arrangements with its collaborators and research partners (and as further qualified below), to provide MPS (or Newco, in the event MPS is merged with and into Newco) following the Closing with customer referrals to collaborators and research partners of HPI, Newco shall, on each of the third, fourth and fifth anniversaries of the Closing Date (as defined in Section 1.6), pay to HPI, or its successor or assignee, an amount equal to the greater of (A) $250,000.00 or
(B) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Sales (as defined below) for the preceding twelve months of MPS, Newco and each affiliate and licensee of MPS or Newco which utilizes the Licensed Technology (as defined in Section 5.11) (collectively, the "CUSTOMER REFERRAL PAYMENTS"). In the event that Newco defaults in the payment of any Customer Referral Payment, then the balance of the Minimum Customer Referral Payment Amount then unpaid shall become immediately due and payable in full, without notice of any kind. Except as provided in Section 1.3(d) below, no prepayment of any Customer Referral Payment(s) (whether upon acceleration or otherwise) shall extinguish Newco's obligations to make the balance of such payments as and when due as provided herein.

                 (a) Sales. For purposes of determining the amount of the Customer Referral Payments, "SALES" shall mean (i) all revenues of MPS or Newco derived from utilizing any of the Licensed Technology, and all revenues of each of MPS' or Newco's affiliates and licensees derived from utilizing any of the Licensed Technology, with such revenues to be determined pursuant to the accounting principles utilized by MPS (or, if Newco becomes the operating entity upon a merger with MPS, then Newco) in the preparation of its financial
statements (which principles shall at least   be  in  accordance  with
generally  accepted   accounting





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

principles applied on a consistent basis from period to period) less (ii) revenues of MPS or Newco under the terms of contracts with the United States government (including that certain National Institute on Drug Abuse (NIDA) Contract No. N01DA-6-7053 ("Synthesis and Distribution of Opioid and Related Peptides" - dated August 1, 1996) and that certain National Institute of Child Health & Human Development (NICHD) Contract No. NO1HD-5-3231 ("Maintenance and Operation of a Synthetic Peptide Facility" - dated May 1, 1995)).

                 (b) Unconditional Obligation. The obligation of Newco to pay the Customer Referral Payments shall be unconditional and shall not be contingent upon the receipt by MPS (or Newco) of a minimum number of referrals, if any at all, or the occurrence of any other event. Moreover, Houghten and Newco acknowledge and agree that HPI's customer referral efforts shall be solely within HPI's discretion and none of Houghten, Newco or MPS shall have any recourse against HPI with respect thereto.

                 (c) Guaranty. Houghten shall cause Newco's obligation to pay the Customer Referral Payments to be guaranteed, as of the Closing, by the Co-Trustees on behalf of the Trust pursuant to the terms of the Guaranty, which Guaranty Houghten shall cause to be secured, as of the Closing, by a pledge of shares of HPI common stock owned by the Trust pursuant to the terms of the Stock Pledge Agreement.

                 (d) Prepayment. At any time prior to the third anniversary of the Closing Date, Newco may satisfy in full its obligation to make the Customer Referral Payments by making payment to HPI, or its successor or assignee, of $1,000,000.00 in immediately available funds.

                 (e) Audit Right. HPI shall have a right to review the financial records and statements of Newco, MPS and the affiliates and licensees of Newco or MPS which utilize the Licensed Technology (or derive revenue therefrom) upon reasonable notice to Newco and from time to time (although no more frequently for each entity than one period of review during any 12-month period), and Newco will pay to HPI the reasonable costs and fees related to any such review if it shall be determined that any Customer Referral Payment made by Newco was deficient by more than five percent (5%).

         1.4 Cash Dividend from MPS to HPI. Prior to the Closing, MPS shall declare a cash dividend to HPI (the "CASH DIVIDEND"), payable immediately prior to the Closing, in an amount equal to the amount of cash and cash equivalents of MPS on the Closing Date in excess of $250,000.00, as set forth on an estimated balance sheet of MPS as of the Closing Date prepared by the Chief Financial Officer of MPS in accordance with generally accepted accounting principles. HPI may cause MPS to make such payment to HPI in the form of a dividend or a redemption. In the event that payment to HPI of the Cash Dividend has not been completed prior to the Closing, Newco, Houghten and MPS shall each exercise their





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

commercially reasonable efforts to assist in the execution of such payment.

         1.5     Section 338(h)(10) Elections. The parties understand that
Section 338(h)(10) Elections (as defined in Section 5.14) will be made in respect of MPS, and agree to comply with the provisions of Section 5.14 hereof in respect thereto.

         1.6 Closing. The closing of the Sale (the "CLOSING") shall take place (a) at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway Street, San Diego, California at 9:30 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article 6 hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as HPI and Houghten may agree (the "CLOSING DATE").

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF HPI AND MPS

         Except as otherwise set forth in SCHEDULE 1 hereto delivered to Houghten and Newco concurrently with the execution of this Agreement, each of HPI and MPS, jointly and severally, represents, warrants and covenants to Houghten and Newco as of the date hereof as follows:

         2.1 Organization. HPI is a corporation (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified and in good standing to do business as a foreign corporation in the State of California. MPS is a corporation (a) duly organized, validly existing and in good standing under the laws of the State of California and (b) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted. A true, correct and complete copy of the MPS Articles is attached hereto as EXHIBIT A. MPS has heretofore delivered to Houghten (i) a true, correct and complete copy of the Amended and Restated MPS Bylaws (the "MPS BYLAWS"), and all amendments thereto, (ii) to the "ACTUAL KNOWLEDGE"1 of HPI regarding such items, true, correct and complete copies of the minutes of all meetings and other corporate actions of the directors, committees of the directors and of the shareholders of MPS from its inception through January 1, 1992, and (iii) true, correct and complete copies of the minutes of all meetings and other corporate actions of the directors, committees of the directors and of the shareholders of MPS after January 1, 1992 and through the Closing Date.





____________________

1    "ACTUAL KNOWLEDGE," as used in this Agreement, shall be defined by the present and actual knowledge, without any investigation, of the following: (i) for HPI and MPS, Mr. Robert S. Whitehead and Mr. Terence E. McMorrow; and (ii) for Houghten and Newco, Dr. Richard A. Houghten.

         2.2 Capital Structure. The authorized capital stock of MPS consists of 1,000,000 shares of Common Stock, of which only the Shares are issued and outstanding. HPI is the sole record and beneficial owner of the Shares and no other person has any right, title or interest in or to the Shares. HPI has good and valid title to the Shares free and clear of all liens, charges, claims and encumbrances, security interests, equities or restrictions on transfer. The Shares have been duly authorized and validly issued in compliance with applicable law, and are fully paid and nonassessable. There are (a) no outstanding warrants, options, or rights (including conversion or preemptive rights) to subscribe for or purchase any capital stock or other securities from MPS, (b) no voting trusts or voting agreements among, or irrevocable proxies executed by, the shareholder of MPS, (c) no existing right of such shareholder to require MPS to register any securities or to participate with MPS in any registration of securities, and (d) other than the transaction contemplated hereby, no agreements providing for the purchase or sale of the capital stock of MPS.

         2.3 Authority. HPI and MPS each has all requisite corporate power and authority to enter into this Agreement and the License Agreements (as defined in Section 5.11) and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and by the License Agreements. The execution and delivery of this Agreement and the License Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of HPI and MPS. This Agreement and the License Agreements have been duly executed and delivered by HPI and MPS, and such agreements constitute valid and binding obligations of each of HPI and MPS enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the License Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (a) any provision of the MPS Articles or the MPS Bylaws or (b) to the "BEST KNOWLEDGE"2 of HPI regarding such items, any material agreement, contract or arrangement or any instrument, permit, franchise, license, judgment, order or any local, state, federal





____________________

2    "BEST KNOWLEDGE," as used in this Agreement, shall be defined by the present and actual knowledge, following reasonable investigation or inquiry, of the following: (i) for HPI and MPS, Mr. Robert S. Whitehead and Mr. Terence E. McMorrow; and (ii) for Houghten and Newco, Dr. Richard A. Houghten.

or foreign law, ordinance, rule or regulation applicable to MPS or its properties or assets. Other than as set forth on SCHEDULE 1 hereto, to the Best Knowledge of HPI, there are no consents, waivers or approvals ("CONSENTS") of third parties applicable to HPI or MPS or their respective operations or businesses that are required to be obtained by HPI or MPS in connection with the execution and delivery of this Agreement and the License Agreements by such parties and the performance of their respective obligations hereunder, except such Consents as shall have been obtained prior to the Closing. To the Best Knowledge of HPI, no Consent, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "GOVERNMENTAL ENTITY"), is required by or with respect to HPI or MPS in connection with the execution and delivery of this Agreement and the License Agreements by such parties and the consummation of the transactions contemplated hereby, except for the filing of a Current Report on Form 8-K by HPI with the Securities and Exchange Commission (the "SEC").

         2.4 Taxes. HPI and MPS have duly filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed by MPS, which returns are accurate and complete, and have paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities of MPS as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any Governmental Entity from MPS (all such items are collectively referred to herein, for purposes of this Section 2.4, as "TAXES"). MPS is not a party to any pending action or proceeding, nor to the Best Knowledge of HPI is any such action or proceeding threatened by any Governmental Entity for the assessment or collection of Taxes. There are no liens for Taxes except for liens for Taxes not yet delinquent.

         2.5 Compensation. A true, correct and complete list of all employees of MPS as of the date hereof, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof, has been provided to Houghten. To the Actual Knowledge of HPI, MPS presently has no consultants.

         2.6 Insurance. MPS has provided Houghten with true, correct and complete copies of all policies of insurance to which MPS is a party or is a beneficiary or named insured. MPS has received no notices of cancellation, termination or non-renewal with respect to such policies.

         2.7 Bank Accounts. Included in SCHEDULE 1 is (a) a true, correct and complete list setting forth the names and addresses of all banks, other institutions and state governmental departments at which MPS has accounts, money market accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments, together with the nature of





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

such accounts or deposits and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and (b) the names and addresses of all persons, if any, holding a power-of-attorney on behalf of MPS.

         2.8 Financial Statements. HPI has delivered to Houghten an unaudited balance sheet, statement of operations and statement of cash flows for MPS at and for the nine-month period ended September 30, 1996.

         2.9 Business of MPS. To the Actual Knowledge of HPI, since March 31, 1995, no events have occurred which have had a materially adverse effect on MPS, or which with solely the passing of time are likely to have a materially adverse effect on MPS, except to the extent Houghten has knowledge (under a Best Knowledge standard) with respect thereto.

         2.10 Master Agreements. HPI has not received any notice of a default by HPI from another party under, and to the Actual Knowledge of HPI no right of termination arising as a result of any material default by HPI exists for any other party under, the following arrangements (collectively, the "MASTER AGREEMENTS"): (i) that certain License Agreement dated April 11, 1985 between The Scripps Research Institute (formerly known as Scripps Clinic and Research Foundation) ("SCRIPPS") and Houghten; (ii) that certain License Agreement dated May 6, 1985 between Scripps and Houghten; (iii) the various assignments by which rights of Houghten under the foregoing license agreements with Scripps have been assigned to HPI and MPS; (iv) that certain License and Option to License Agreement effective as of January 1, 1994 between Chiron Corporation ("CHIRON"), Chiron Mimotopes Pty Ltd. ("CMPL") and HPI; (v) that certain Sub-License Agreement effective as of January 1, 1994 between Chiron and HPI; (vi) that certain Letter of Understanding Concerning Licensing Agreements dated December 15, 1994 from HPI to Chiron and CMPL; and (vii) that certain Heads of Agreement dated as of March 31, 1995 between Chiron, HPI, MPS, Chiron Mimotopes U.S. and Chiron Mimotopes Peptide Systems L.L.C.

         2.11    Compliance with Law.

                 (a) To the Best Knowledge of HPI, the business of MPS has in all material respects been conducted in compliance with all applicable laws, regulations, orders and other requirements of Governmental Entities, including, without limiting the generality of the foregoing, all laws, regulations and orders relating to employment practices and procedures, the health and safety of employees and export controls.

                 (b) Since January 1, 1992, there have been no judicial or administrative proceedings or other investigations, and there are no judicial or administrative proceedings or other investigations pending (or to the Actual Knowledge of HPI threatened), alleging violation by MPS of any local, state, federal or foreign laws, regulations and orders respecting the business of MPS. To the Best Knowledge of HPI, since March 31, 1995 MPS has not received any notice of any investigation, claim or proceeding against MPS by any Governmental Entity.

         2.12 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against MPS, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal, and to the Actual Knowledge of HPI none have been threatened against MPS. MPS is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal which has been promulgated since January 1, 1992.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                               HOUGHTEN AND NEWCO

         Except as otherwise set forth in SCHEDULE 2 delivered to HPI and MPS prior to the execution of this Agreement and attached hereto, each of Houghten and Newco, jointly and severally, represents, warrants and covenants to HPI and MPS as of the date hereof as follows:

         3.1     Organization.

                 (a) Newco. Newco (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                 (b) Trust. The Trust has been validly formed and validly exists, and the Co-Trustees are the sole trustees of the Trust. Only the execution and delivery of the Guaranty and the Stock Pledge Agreement by the Co-Trustees is required in order for the Trust to undertake the obligations evidenced by such documents. The shares of HPI common stock pledged pursuant to the terms of the Stock Pledge Agreement are held beneficially and of record solely by the Trust, and there are no liens, claims or encumbrances of any kind with respect to such shares (except for legends imposed by HPI which are affixed to certificates evidencing such shares and stop transfer orders imposed by HPI with respect thereto).

         3.2     Authority.

                 (a) Newco, Houghten and the Co-Trustees (on behalf of the Trust) each have all requisite power and authority to enter into, as applicable, this Agreement, the Promissory Notes, the Guaranty and the Stock Pledge Agreement (the agreements other than this Agreement are collectively referred to herein as the "OTHER AGREEMENTS"), and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and by the Other Agreements. The execution and delivery of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and by the Other Agreements have been duly authorized by all necessary corporate action on the part of Newco and by all necessary action on the part of the Trust. This Agreement and the Other Agreements have been duly executed and delivered by Houghten, the Co-Trustees (on behalf of the Trust) and Newco and such agreements constitute valid and binding obligations of each of Houghten, the Trust and Newco, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (a) any provision of the Articles of Incorporation or Bylaws of Newco, (b) any agreement evidencing the Trust, or (c) any material agreement, contract or arrangement or any instrument, permit, franchise, license, judgment, order or any local, state, federal or foreign statute, law, ordinance, rule or regulation applicable to Houghten, the Co-Trustees, the Trust or Newco or their respective properties or assets.

                 (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person is required by or with respect to Houghten, the Co-Trustees, the Trust or Newco in connection with the execution and delivery of this Agreement or the Other Agreements or the consummation by such parties of the transactions contemplated hereby and thereby.

         3.3 Opportunity to Investigate; Prior Involvement with MPS. Houghten and Newco expressly acknowledge that each of them and their respective agents and representatives (a) have been provided with access to the assets, properties, technology, operations, books, records, licenses, agreements, third-party arrangements, financial and operating data and other information with respect to the business, financial and legal condition of MPS and, to the extent applicable to business of MPS, of HPI (including, in the instance of HPI and without limitation, all third-party agreements and arrangements of HPI (such as technology licenses or assignments) which bear upon the business of MPS) and (b) have had the opportunity to ask questions and receive answers from HPI and MPS regarding MPS and its business. Houghten and Newco expressly acknowledge that Houghten was a founder of MPS, HPI, Newco and the Torrey Pines Institute for Molecular Studies ("TPIMS") and has, since the inception of each, been an executive officer and director of each such entity and closely involved in its operations.

         3.4 MPS Intellectual Property. Houghten expressly acknowledges and agrees that he has knowledge of and has sought the advise of counsel with respect to the nature and extent of any and all inventions, discoveries, technology, works, programs, formulae, procedures, protocols, techniques and results of experimentation, testing and related data and information and all intellectual property rights relating thereto (including without limitation, patent rights, copyrights, trademarks, service marks, trade secrets and know-how) which are (a) owned by or licensed to MPS, HPI or TPIMS or to which MPS, HPI or TPIMS has otherwise acquired rights or (b) necessary or advisable for the conduct of the historical, present and intended businesses of MPS. Specifically, Houghten expressly acknowledges and agrees that he was involved in the negotiation and drafting of the following agreements (without limitation) and as a result thereof is aware of the terms and conditions of the third-party arrangements with respect thereto: (i) each of the Master Agreements; and (ii) all arrangements to which HPI or TPIMS is a party which bear upon or relate to positional scanning technology (including, without limitation, the technology which is the subject of U.S. Patent No. 5,556,762).

         3.5 Licensed Technology. Houghten expressly acknowledges and agrees that he has had the opportunity to become, and is, fully informed as to the character and confines of the Licensed Technology (as defined in Section 5.11), including, without limitation, all of the rights, obligations, agreements and restrictions associated therewith as well as the terms of all third-party arrangements with respect thereto.

         3.6 No Intent to Sell. Houghten has no present intent to sell, transfer or otherwise dispose of the stock or assets of Newco or MPS or to vote (or to cause Newco to vote) in favor of any proposal or transaction for (a) the disposition of any portion of the business or assets of Newco or MPS or (b) any business combination between Newco or MPS and any other person or entity.
Newco is acquiring the Shares for its own account and not with a view to or for sale in connection with any distribution thereof.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         Each of HPI and MPS, jointly and severally on the one hand, and each of Houghten and Newco, jointly and severally on the other hand, represents, warrants and covenants to each other as of the date hereof as follows:

         4.1 Assets. To their Actual Knowledge, SCHEDULE 3 sets forth a true and correct list of all of the material franchises, rights, privileges, properties and assets of MPS of every nature and description, tangible or intangible, real, personal or mixed, wherever located, which are owned or held by MPS and directly used in the Business (defined below) of MPS (collectively, but without reference to the "Actual Knowledge" qualification, the "MPS ASSETS"). The "BUSINESS" of MPS, as used herein, shall have the same definition as the "BUSINESS" of MPS following the Sale as set forth in Section
5.8 below.

         4.2 Certain Advances. To their Actual Knowledge, there are no receivables of MPS owing from directors, officers, employees, consultants, advisors or shareholders of MPS.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

         5.1 Legal Conditions to the Sale. Each party will take all reasonable actions (a) necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Sale and will promptly cooperate with and furnish information to the other parties hereto in connection with any such requirements imposed upon the other parties in connection with the Sale and (b) to obtain (and to cooperate with the other parties, if any, in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such party, if any (or by the other parties), in connection with the Sale or the taking of any action contemplated in connection therewith, by this Agreement, by the License Agreements or by the Other Agreements.

         5.2 Interim Operations of MPS. Each of HPI and MPS covenants and agrees that, prior to the Closing (unless Houghten shall otherwise agree in writing), and other than as contemplated by this Agreement, MPS' business shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of HPI and MPS shall use reasonable efforts to preserve MPS' business organization intact and maintain MPS' existing relations with customers, suppliers, employees and business associates.

         5.3 Access. Upon reasonable notice, MPS shall afford the officers, employees, counsel, accountants and other authorized representatives (collectively, "REPRESENTATIVES") of Houghten and

Newco access during normal business hours throughout the period prior to the Closing, to its properties, books, contracts, agreements and records and, during such period, MPS shall furnish promptly to Houghten and Newco all information concerning its business, properties and personnel as Houghten, Newco or their Representatives may reasonably request.

         5.4 Good Faith. Each party shall act in good faith (a) in an attempt to cause to be satisfied all the conditions precedent to its obligations and those of the other parties to this Agreement over which it has control or influence and (b) take all reasonable action within its capability necessary to render accurate as of the Closing its representations and warranties contained in this Agreement.

         5.5 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, MPS and its Board of Directors or Newco and its Board of Directors, as the case may be, shall use their reasonable efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

         5.6 Update to Disclosures. Without limiting a party's right to rely on the representations and warranties of the other party(ies) as of the date of this Agreement, each party shall provide updates to the disclosures provided or made available hereunder as to material facts which arise between the date of this Agreement and the Closing Date and which, if they had occurred prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Articles 2, 3 or 4, as the case may be, true and correct as of the date of this Agreement.

         5.7 Publicity; Cooperation. Any public announcement or similar publicity with respect to this Agreement, the License Agreements and the Other Agreements and the transactions contemplated hereby and thereby will be issued, if at all, at such time and in such manner as HPI shall determine in its reasonable discretion. Subject to HPI's obligations under the federal securities laws, Houghten shall have a reasonable opportunity to review and modify any such announcement or publicity prior to its public dissemination.

         5.8     Non-Competition.

                 (a)      Activities of HPI.

                          (i)     Relative to the Business of MPS.  From and
after the Closing Date and until the seventh anniversary of the Closing Date, neither HPI nor any majority-owned subsidiary of HPI shall directly or indirectly, without the prior written consent of

                                                CONFIDENTIAL TREATMENT REQUESTED

MPS, Newco or Houghten, operate any business or enterprise engaged in any business which is competitive with the Business (as defined below) of MPS. For the purposes of this Section 5.8(a), (1) the "BUSINESS" of MPS shall mean (A) the making, using and selling of [CONFIDENTIAL TREATMENT REQUESTED] (defined below), (B) the making, using and selling of [CONFIDENTIAL TREATMENT REQUESTED] utilizing technology which is the subject of [CONFIDENTIAL TREATMENT REQUESTED], which can be [CONFIDENTIAL TREATMENT REQUESTED] and (C) the manufacture and sale of [CONFIDENTIAL TREATMENT REQUESTED] (2) [CONFIDENTIAL TREATMENT REQUESTED] shall be defined as set forth on SCHEDULE X and the related appendix attached hereto, (3) [CONFIDENTIAL TREATMENT REQUESTED] shall be comprised solely of [CONFIDENTIAL TREATMENT REQUESTED] and (4) [CONFIDENTIAL TREATMENT REQUESTED] shall mean a [CONFIDENTIAL TREATMENT REQUESTED].

                          (ii)    Restrictions on Sublicensing.  From and after
the Closing Date and until the seventh anniversary of the Closing Date, HPI shall not, without the prior written consent of MPS, Newco or Houghten, further sublicense its rights under [CONFIDENTIAL TREATMENT REQUESTED] to any entity which is engaged primarily in the manufacture, use and sale of [CONFIDENTIAL TREATMENT REQUESTED].

                          (iii)   Exceptions.  Notwithstanding the foregoing,
the covenants of HPI set forth in this Section 5.8(a) shall not prohibit HPI or any subsidiary of HPI from making, having made, using, selling or otherwise acting or dealing in respect of (A) any [CONFIDENTIAL TREATMENT REQUESTED], and
(B) [CONFIDENTIAL TREATMENT REQUESTED].

                          (iv)    Injunctive Relief.  HPI expressly
acknowledges that damages alone may not be an adequate remedy for any breach by HPI or any of its majority-owned subsidiaries of the covenants set forth in this Section 5.8(a) and that MPS or Newco, in addition to any other remedies which it may have, shall be entitled to seek injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by HPI or any of its majority-owned subsidiaries of said covenants.

                                                CONFIDENTIAL TREATMENT REQUESTED

                 (b)      Activities of MPS, Newco or Houghten.

                          (i)     [CONFIDENTIAL TREATMENT REQUESTED].  Houghten
and Newco each acknowledge and agree that:

         (1) activities such as (but not limited to) [CONFIDENTIAL TREATMENT REQUESTED], making, using, selling and synthesizing members of:

                 (a)      the [CONFIDENTIAL TREATMENT REQUESTED];

                 (b)      [CONFIDENTIAL TREATMENT REQUESTED]; or

                 (c)      [CONFIDENTIAL TREATMENT REQUESTED],

                 are important parts of HPI's business (the foregoing are referred to herein as the [CONFIDENTIAL TREATMENT REQUESTED]);

         (2) the transactions contemplated by this Agreement (including, without limitation, the access of Houghten, Newco and MPS to the Licensed Technology) will enable MPS, Newco or Houghten to compete unfairly with HPI in this regard; and

         (3) the parties have agreed that MPS, Newco and Houghten will covenant to avoid such a result.

For purposes of this Section 5.8, a [CONFIDENTIAL TREATMENT REQUESTED] shall be defined as a [CONFIDENTIAL TREATMENT REQUESTED].

         Accordingly, each of MPS, Newco and Houghten agrees that from and after the Closing Date, none of MPS, Newco or Houghten, nor

                                                CONFIDENTIAL TREATMENT REQUESTED

any company or other entity or person directly or indirectly controlled by MPS, Newco or Houghten, shall knowingly engage in [CONFIDENTIAL TREATMENT REQUESTED].

                          (ii)    Publication and Publicity.  In addition to
the provisions of Section 5.8(b)(i), none of MPS, Newco or Houghten, nor any company or other person or entity directly or indirectly controlled by MPS, Newco or Houghten, shall publish material relating to any [CONFIDENTIAL TREATMENT REQUESTED] without the written consent of HPI, which consent may be withheld in HPI's sole discretion as follows:

         (1) MPS, Newco or Houghten shall provide HPI with the opportunity to review any proposed manuscript or any other proposed disclosure describing said work sixty (60) days prior to its submission for publication or other proposed disclosure;

         (2)     if HPI in its sole discretion believes:

                 (A) patentable subject matter is disclosed in the manuscript or other disclosure and so notifies MPS, Newco or Houghten; or

                 (B) such submission for publication or other disclosure would cause the loss of significant foreign patent rights, said publication shall be withheld for a reasonable period of time until HPI, in its sole discretion, undertakes and completes all applicable patent filings; and

         (3) if HPI in its sole discretion believes that the subject matter disclosed in the manuscript or other disclosure constitutes a trade secret of HPI, then said publication shall be withheld at the sole discretion of HPI for so long as HPI determines such subject matter constitutes a trade secret of HPI.

                          (iii)   Exception.  Notwithstanding the foregoing,
the covenants of MPS, Newco and Houghten set forth in this Section 5.8(b) shall not apply with respect to the following:

         (1) at any time after the date which is seven years following the Closing Date;

         (2)     [CONFIDENTIAL TREATMENT REQUESTED];

         (3)     any  item  if  (and  only  from  and  after  such  time as)
                 MPS,  Newco  or  Houghten  can   demonstrate  that

                                                CONFIDENTIAL TREATMENT REQUESTED

                 [CONFIDENTIAL TREATMENT REQUESTED]; or

         (4)     [CONFIDENTIAL TREATMENT REQUESTED].

The provisions of this Section 5.8 shall also not apply to the [CONFIDENTIAL TREATMENT REQUESTED].

                          (iv)    Injunctive Relief.  Each of MPS, Newco and
Houghten expressly acknowledges that damages alone may not be an adequate remedy for any breach by MPS, Newco, Houghten or any company or other person or entity directly or indirectly controlled by MPS, Newco or Houghten of the covenants set forth in this Section 5.8(b) and that HPI, in addition to any other remedies which it may have, shall be entitled to seek injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by MPS, Newco, Houghten or any company or other person or entity directly or indirectly controlled by MPS, Newco or Houghten of said covenants.

         5.9 Magainin Pharmaceuticals; Czechoslovak Institute. The parties hereto expressly acknowledge the issuance of 275,000 shares of Common Stock (the "MAGAININ SHARES") of Magainin Pharmaceuticals ("MAGAININ") to HPI (or
MPS) in satisfaction of certain obligations of Magainin to MPS under that certain Agreement dated as of November 4, 1988, as amended, between MPS and Magainin and agree that, for purposes of this Agreement and the transactions contemplated hereby, MPS has no right, title or interest in the Magainin Shares. The parties also expressly acknowledge the rights of MPS (the "CZECH/TPIMS RIGHTS") pursuant to that certain letter agreement dated May 5, 1993 between MPS and TPIMS with respect to arrangements between MPS and the Czechoslovak Institute of Organic Chemistry and Biochemistry. Without limiting the provisions of Section 5.10 or Section 5.12 below, on or prior to the Closing MPS shall assign or distribute to HPI all of its right, title and interest in and to (i) the Czech/TPIMS Rights, (ii) the Magainin Shares (and any proceeds thereof), (iii) that certain License Agreement dated as of October 20, 1988, as amended, between Scripps and MPS, and (iv) that certain Agreement dated November 4, 1988, as amended, between MPS and Magainin.

         5.10 MPS Technology. Prior to the Closing, Houghten and MPS shall transfer and assign to HPI, utilizing one or more Assignments substantially in the form of EXHIBIT E attached hereto (each an "ASSIGNMENT"), all of his and its right, title and interest in and to the MPS Technology (as defined below), including without limitation all of MPS' right, title and interest

(if any) in and to (a) those certain U.S. Patent Nos. 4,631,211 (dated December 23, 1986 entitled "Means for Sequential Solid Phase Organic Synthesis and Methods Using the Same"), and 5,556,762 (dated September 17, 1996 entitled "Scanning synthetic peptide combinatorial libraries: oligopeptide mixture sets having a one predetermined residue at a single, predetermined position, methods of making and using the same"), and all reissues, renewals, extensions or additions of, and counterparts to, any of the foregoing, of the United States of America and all foreign countries (including the right to apply for patents in foreign countries in its own name and to claim any priority rights for such foreign applications to which such applications are entitled under international conventions, treaties or otherwise), (b) that certain License Agreement between Scripps and Houghten dated April 11, 1985 regarding Scripps Disclosure No. 84-35, (c) that certain License Agreement between Scripps and Houghten dated May 6, 1985 regarding Scripps Disclosure No. 84-37 and (d) any other right which is a subject of, or otherwise covered by, any of the Master Agreements or any agreement or arrangement, directly or indirectly, with TPIMS. If, at any time subsequent to the Closing, Houghten, Newco or MPS, or any of their officers, directors, employees or agents, becomes aware of any inventions, discoveries, technology, works, programs, formulae, procedures, protocols, techniques or results of experimentations, testing and related data or information or any intellectual property rights relating thereto (including without limitation, patent rights, copyrights, trademarks, service marks, trade secrets and know-how) which were owned by or licensed to MPS at any time prior to the Closing or to which MPS otherwise held rights at any time prior to the Closing (collectively, the "MPS TECHNOLOGY") and which were not included in the MPS Technology assigned and transferred to HPI on or prior to the Closing as contemplated by this Section 5.10, then Houghten, Newco and MPS shall promptly notify HPI of the existence of such MPS Technology and shall, upon the request of HPI, promptly execute and deliver to HPI any deeds, bills of sale, assignments, assurances in law or other appropriate documents and take and do any and all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such MPS Technology in HPI.

         5.11    Licensed Technology.

                 (a) License Agreements. Prior to the Closing and to be effective as of or prior to the Closing, HPI and MPS shall enter into one or more License Agreements, substantially in the form attached hereto as EXHIBIT F (the "LICENSE AGREEMENT"), pursuant to which HPI shall grant to MPS a nonexclusive license (or sublicense) in and to the technology set forth on
SCHEDULE 4 attached hereto (the "LICENSED TECHNOLOGY"), but only to the extent that HPI has the right to grant licenses (or sublicenses), immunities or other rights thereunder as of the date of each such License Agreement. Any such license (or sublicense) shall be on an "as is" basis and without representation or warranty of any kind.

                 (b) Covenants of HPI. In those instances where Licensed Technology is sublicensed to MPS by HPI pursuant to a License Agreement, HPI shall exercise its commercially reasonable efforts to assist MPS in establishing appropriate and reasonable stand-by arrangements with the licensors of the Licensed Technology (i.e., Scripps and Chiron), respectively, so as to protect the sublicensed rights of MPS to the Licensed Technology in the event of a default by HPI and the subsequent termination by the relevant licensor of HPI's rights to such Licensed Technology. In addition to the foregoing, HPI agrees that it shall not provide notice to Scripps or Chiron regarding an election by HPI to terminate its rights to licenses covering Licensed Technology without providing Newco or MPS with at least 90 days advance written notice of HPI's intentions with respect thereto.

         5.12 Assets Other Than MPS Assets. If, at any time subsequent to the Closing, Houghten, Newco or MPS, or any of their officers, directors, employees or agents, becomes aware of any franchises, rights, privileges, properties or assets of any nature or description, tangible or intangible, real, personal or mixed, which are owned or held by MPS but which were not directly used in the Business of MPS (as defined in Section 4.3 above) as of the Closing (e.g., items which are not listed on SCHEDULE 3 hereto), then Houghten, Newco and MPS shall promptly notify HPI of the existence of such franchises, rights, privileges, properties or assets and shall, upon the request of HPI and at no cost to HPI, promptly execute and deliver to HPI any deeds, bills of sale, assignments, assurances in law or other appropriate documents and take and do any and all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such franchises, rights, privileges, properties or assets in HPI free and clear of any and all liens.

         5.13 No Representation or Warranty. Notwithstanding the representations and warranties of HPI and MPS set forth herein or elsewhere, neither HPI nor MPS makes any representation or warranty, and Houghten and Newco hereby acknowledge and agree as to the absence of any representation or warranty by HPI and MPS, (a) as to the quality, value or sufficiency of any assets held by MPS for any purpose (including, without limitation, any rights of MPS in the Licensed Technology), (b) as to the sufficiency of such assets for the operation of the business of MPS as it has been, is now being or is proposed to be conducted, (c) as to the nature or extent of any liabilities or obligations of MPS or (d) that the use of any such assets for any purposes related to the business of MPS as it has been, is now being or is proposed to be conducted, or any successor business using any of such assets, (i) shall be in compliance with any applicable requirement of law or (ii) does not and shall not conflict with, infringe or misappropriate any rights of third parties (including, without limitation, any rights reflected in any patents, patent applications, computer programs, trade secrets, copyrights, inventions, drawings, designs, data, trademarks, trade names, service marks, proprietary know-how or information).

         5.14    Tax Matters.

                 (a) Section 338(h)(10) Elections. HPI shall join with Newco in making elections under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any corresponding elections under state or local tax law (collectively, "Section 338(h)(10) Elections") with respect to the purchase and sale of the Shares. HPI shall pay any federal, state and local Taxes (which term, for purposes of this Section 5.14, is defined below) imposed on MPS or HPI that are (i) attributable to any Taxes due in respect of any taxable period ending on or prior to the Closing, including without limitation, any Taxes imposed on MPS pursuant to Treas. Reg.
Section 1.1502-6 (and any comparable provision of state or local law), or (ii) apportioned, pursuant to Section 5.14(d), to HPI. HPI shall indemnify Houghten, Newco and MPS against any such Taxes and any actions, suits, expenses or fees (including, without limitation, attorneys' fees and expenses) imposed on MPS which arise out of any failure of HPI to pay such Taxes.

                 (b) Taxes. For purposes of this Section 5.14, "Taxes" or "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto.

                 (c) Allocation of Purchase Price. The parties agree to allocate the Purchase Price for all Tax purposes as set forth on the schedule attached hereto as EXHIBIT I.

                 (d) Default Provisions. In the event that any state or local taxing jurisdiction does not recognize a Section 338(h)(10) Election and a comparable election is not available, HPI and Newco agree that they shall, to the extent permitted by applicable law, treat (or elect with the relevant taxing authority to treat) for all purposes the Closing as the last day of a taxable period with respect to MPS and, in any case where applicable state or local law does not permit the parties to treat the Closing as the last day of a taxable period, to apportion:

                          (i)     Any Tax levied by such jurisdiction that is
based on the net income of MPS as if the Closing were the last day of a taxable period of MPS (it being understood that, subject to the other provisions of this Agreement, Newco is responsible only for the portion of such Taxes of MPS attributable to periods starting (or deemed, pursuant to this Section 5.14(d), to start) after the Closing);

                          (ii)    All real property Taxes, personal property
Taxes and similar ad valorem obligations that are levied by such jurisdiction with respect to MPS for assessment periods within which the Closing occurs (collectively, the "Apportioned Obligations") between HPI and Newco based on the number of days in any such period falling on or before the Closing, on the one hand, and after the Closing, on the other hand (it being understood that, subject to the other provisions of this Agreement, Newco is responsible only for the portion of each such Apportioned Obligation attributable to the number of days after the Closing in the relevant assessment period); and

                          (iii)  With respect to all other Taxes levied by such
jurisdiction, HPI shall be liable for all such Taxes incurred by or accrued to MPS on or before the Closing, and, subject to the other provisions of this Agreement, Newco shall be liable for all such Taxes incurred by or accrued to MPS after the Closing.

                 (e) Further Provisions. In the event that any state or local taxing jurisdiction does not recognize a Section 338(h)(10) Election and a comparable election is not available:

                          (i)     HPI shall be responsible for the timely
filing (taking into account any extensions received from the relevant tax authorities) of all tax returns and information reports required by law to be filed in such jurisdiction in respect of MPS on or prior to the Closing, and shall promptly deliver copies of all such returns and reports in its possession to Newco, and Newco shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all tax returns and information reports required by law to be filed in such jurisdiction in respect of MPS after the Closing;

                          (ii)    Except as otherwise provided in this
Agreement, any interest and penalties arising in connection with such Taxes shall be the responsibility of the party required to file correct tax returns concerning such Taxes in a timely manner; entitlement to any refunds or awards with respect to any such Taxes shall rest with the party responsible for payment therefor under this Agreement; and control of any legal or administrative proceedings concerning any such Taxes shall rest with the party responsible for the payment of a majority of the Taxes in dispute (although such party shall be required to act reasonably and in good faith regarding the meritorious claims of any other parties with respect thereto).

                          (iii)  In the event that any refund, rebate or
similar payment is received by HPI or Newco in respect of MPS, and which payment pertains to the assessment period in which the Closing falls, the parties agree that such payment will be apportioned between HPI or Newco in accordance with the provisions of clause (d) above; HPI shall notify Newco in writing within thirty (30) days as to any examination by or disputes with taxing authorities that relate to periods of operating MPS through and including the Closing Date and which would affect the liability for Taxes of Newco or MPS for any period after the Closing Date or that could result in Newco owing money to HPI under any provisions in this Agreement; Newco shall notify HPI in writing within thirty (30) days as to any examination by or disputes with taxing authorities that relate to MPS which would affect the liability for Taxes of HPI or MPS for any period prior to and including the Closing Date or that could result in HPI owing money to Newco or MPS under any provisions in this Agreement; and

                          (iv)    The parties shall cooperate, including,
without limitation, in connection with any audits by tax authorities and in the preparation of tax returns, to avoid payment of duplicate or inappropriate Taxes in respect of MPS, and each party shall furnish, at the request of the other, proof of payment of such taxes and any other documentation that may be a prerequisite to avoiding payment of a duplicate or inappropriate tax.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

         6.1 Conditions to Obligations of HPI, MPS, Houghten and Newco to Effect the Sale. The obligations of HPI, MPS, Houghten and Newco to effect the Sale shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by HPI, MPS, Houghten and Newco:

                 (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Sale shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction shall be pending which, in the good faith judgment of Newco or HPI, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                 (b) Statutes. No statute, rule or regulation shall have been enacted by any Governmental Entity which would (i) make the consummation of the Sale illegal, or (ii) render HPI, MPS or Newco unable to consummate the Sale, except for any waiting period provisions.

                 (c) License Agreements. HPI and MPS shall have executed one or more License Agreements with respect to all of the Licensed Technology and, to the extent required by the terms of licenses, agreements or arrangements relating to any portion of the Licensed Technology, each of Chiron, Scripps and any other relevant third party(ies) shall have consented to the sublicensing to MPS (pursuant to the terms of one or more of the License Agreements, as applicable) of such portion of the Licensed Technology.

                 (d) Assignment of MPS Technology. MPS shall have executed, in favor of HPI, one or more Assignments with respect to all of the MPS Technology and such Assignments shall have been approved by those third parties (e.g., Scripps) entitled or required to approve such an assignment pursuant to the terms of licenses, agreements or arrangements relating to the MPS Technology.

                 (e) Third-Party Approvals. Any and all notices to or consents or approvals required from third parties in order to consummate the transactions contemplated herein relating to contracts, agreements, licenses, leases and other instruments material to the business of MPS as it has been or is now being conducted (including, without limitation, the Licensed Technology) shall have been given or obtained, as the case may be.

         6.2 Conditions to Obligations of Houghten and Newco. The obligations of Houghten and Newco to effect the Sale are subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived by Houghten and Newco:

                 (a) Representations and Warranties. The representations and warranties of HPI and MPS set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, except as otherwise specified by this Agreement, and Houghten and Newco shall have received a certificate or certificates to such effect signed by the President and the Secretary of HPI and MPS (the "HPI/MPS OFFICERS").

                 (b) Performance of Obligations of HPI and MPS. Each of HPI and MPS shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date for the direct or indirect benefit of Houghten or Newco, and Houghten and Newco shall have received a certificate to such effect signed by the HPI/MPS Officers.

                 (c) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including any such requirements under applicable federal or state securities laws, shall have been filed, occurred or been obtained, other than filings with and approvals by Governmental Entities relating to the Sale if failure to make such filings or obtain such approvals would not be materially adverse to MPS.

                 (d) Opinion of HPI's Counsel. Houghten and Newco shall have received the legal opinion of counsel to HPI dated as of the Closing Date and substantially in the form attached hereto as EXHIBIT G.

         6.3 Conditions to Obligations of HPI and MPS. The obligations of HPI and MPS to effect the Sale are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by HPI and MPS:

                 (a) Representations and Warranties. The representations and warranties of Houghten and Newco set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, except as otherwise contemplated herein or therein, and HPI and MPS shall have received a certificate to such effect signed by (i) the President of Newco (the "NEWCO OFFICER") and (ii) Houghten.

                 (b) Performance of Obligations of Houghten and Newco. Houghten and Newco shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date for the direct or indirect benefit of HPI or MPS, and HPI and MPS shall have received a certificate signed by the Newco Officer and Houghten to such effect.

                 (c) Opinion of Houghten and Newco's Counsel. HPI shall have received the legal opinion of counsel to Houghten and Newco dated as of the Closing Date and substantially in the form attached hereto as EXHIBIT H.

                 (d) Resignation of Houghten. Houghten shall have tendered his resignation as an officer of HPI, with such resignation poised to become effective as of the Closing.

                 (e) Magainin Technology. Without limiting the provisions of Section 6.1(d) above, all of MPS' right, title and interest in and to the agreements and assets referenced in Section 5.9 above shall have been assigned to HPI or its designee; provided, however, that neither HPI nor MPS shall permit the Closing to be delayed as a result of this condition.

                 (f)      MPS Technology.  Without limiting the provisions of
Section 6.1(d) above, all of MPS' right, title and interest in and to the MPS Technology shall have been assigned to HPI or its designee; provided, however, that neither HPI nor MPS shall permit the Closing to be delayed as a result of this condition.

                 (g) Cash Dividend. The Cash Dividend shall have been received by HPI; provided, however, that neither HPI nor MPS shall permit the Closing to be delayed as a result of this condition.

                 (h) Promissory Notes. Newco shall have executed and delivered to HPI the Promissory Notes.

                 (i) Guaranty and Stock Pledge Agreement; Consent of Spouse. The Co-Trustees on behalf of the Trust shall have executed and delivered to HPI the Guaranty and Stock Pledge Agreement, and the Co-Trustees on behalf of the Trust shall have delivered to HPI (i) certificates in respect of the HPI common stock which is a subject of the Stock Pledge Agreement and
(ii) executed assignments with respect thereto in the form attached to the Stock Pledge Agreement. In addition, Houghten's spouse shall have executed and delivered to HPI a Consent of Spouse in form and substance satisfactory to HPI.

                 (j) Replacing Board of MPS. Newco, as the prospective sole shareholder of MPS following the Closing, shall have executed a prospective Consent Action to replace the current Board of Directors of MPS with a new slate of Directors, each of whom shall have consented in writing thereto, and such action shall be poised to become effective as of the Closing.

                 (k) Assumption of Dominion Lease Obligations. MPS shall have executed an assumption, in form and substance reasonably satisfactory to the parties, of the lease and related obligations regarding certain assets and equipment leased from Dominion Ventures, Inc. by HPI for the benefit of MPS.

                                   ARTICLE 7

                                INDEMNIFICATION

         7.1 Indemnification of Houghten, Newco and MPS. HPI shall indemnify, defend and hold each of Houghten, Newco and MPS, and their directors, officers, shareholders, agents and employees, from and against any and all losses, liabilities, claims, suits, proceedings, demands, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and amounts paid in settlement of any claim, act or suit) of every kind, nature and description (collectively, "LOSSES") suffered by Houghten, Newco or MPS, or their directors, officers, shareholders, agents or employees, based upon, resulting from, arising out of or otherwise relating to or in respect of:

                 (a) any claim, suit or proceeding relating to that certain laboratory accident occurring in an MPS laboratory in April 1995 with respect to which the California Department of Industrial Relations, Division of Occupational Safety and Health (the "DIR"), has issued certain citations to MPS;

                 (b) any liability of MPS as of the Closing Date for payment of the purchase price of that certain Kiloprep 100 HPLC System (manufacturer's no. KP02b-30200 - HPI purchase order no. 60899); or

                 (c) bonuses paid to employees of MPS relating to their tenure and performance with MPS during calendar year 1996, but only in such amounts as may be determined by HPI in its sole discretion;

         provided, that

                 (i) the liability of HPI with respect to the matter described in subsection (b) above shall not exceed $100,000.00;

                 (ii) the liability of HPI with respect to the matters described in subsection (c) above shall not exceed $90,000.00; and

                 (iii) the aggregate liability of HPI with respect to the matters set forth in subsections (b) and (c) above shall in no event exceed the amount of the Cash Dividend received by HPI pursuant to the provisions of Section 1.4 above.

         7.2 Indemnification of HPI. Each of Houghten, Newco and MPS, jointly and severally, shall indemnify, defend and hold HPI and its directors, officers, shareholders, agents and employees harmless from and against any and all Losses suffered by HPI or its directors, officers, shareholders, agents or employees based upon, resulting from, arising out of or otherwise relating to or in respect of:

                 (a) the payment of any royalties, fees or other payments due to third parties (including, without limitation, Chiron and Scripps), and the performance of any other obligations or duties owed to third parties (including, without limitation, indemnification, reporting and confidentiality obligations), pursuant or with respect to Licensed Technology;

                 (b) the conduct of the business of MPS subsequent to the Closing (including, without limitation, the payment of any royalties, fees or other payments to third parties), and the performance of any other obligations or duties owed to third parties (including, without limitation, indemnification, reporting and confidentiality obligations), pursuant or with respect to technology other than Licensed Technology; and

                 (c) any actual or alleged infringement by Houghten, Newco or MPS of any patents, patent applications, computer programs, trade secrets, copyrights, inventions, drawings, designs, data, trademarks, trade names, service marks, proprietary know-how or information in connection with the conduct of the business of MPS or Newco subsequent to the Closing.

         7.3 Notice and Opportunity to Defend. Promptly after and in any event within twenty (20) days after receipt by any party hereto ("INDEMNIFIED PARTY") of notice from a party to this Agreement or from a third party of the assertion of any Loss or discovery of any fact upon which such party expects to make a claim for indemnification hereunder, the Indemnified Party shall give the party or parties who may become obligated to provide indemnification hereunder ("INDEMNIFYING PARTY") written notice describing such Loss or fact in reasonable detail. With respect to claims by third parties (other than claims with respect to the matter set forth in Section 7.1(a) above, for which all parties agree that HPI shall have the sole right to compromise or defend with respect to all parties hereto), the Indemnifying Party shall have the right, at such party's option, to compromise or defend, at such party's own expense and by such party's own counsel, any such matter involving the asserted liability of the Indemnified Party as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the party seeking indemnification hereunder; provided that counsel for the Indemnifying Party shall be approved by the Indemnified Party, whose approval shall not be unreasonably withheld; and provided further that the Indemnifying Party shall not, without the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim for litigation. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, such party shall promptly notify the Indemnified Party of such party's intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and such party's counsel in the compromise of, or defense against, any such asserted liability. The Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability as long as its participation does not materially impede or otherwise materially and adversely affect the ability of the Indemnifying Party to fulfill its obligations in a reasonable and cost-effective manner.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) By mutual written consent of HPI, MPS, Houghten and Newco;

                 (b) By Houghten or Newco, if (i) there has been a material breach of this Agreement on the part of HPI or MPS with respect to any of their agreements, covenants, representations or warranties contained herein and such breach has not been cured within five (5) business days after written notice thereof from Houghten or Newco or (ii) the Sale has not been consummated on or before March 31, 1997 (and neither Houghten nor Newco is in breach of its obligations under this Agreement);

                 (c) By HPI or MPS, if (i) there has been a material breach of this Agreement on the part of Houghten or Newco with respect to any of their agreements, covenants, representations or warranties contained herein and such breach has not been cured within five (5) business days after written notice thereof from HPI or MPS or (ii) the Sale has not been consummated on or before March 31, 1997 (and neither HPI nor MPS is in breach of its obligations under this Agreement); or

                 (d) By HPI, MPS, Houghten or Newco if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Sale; (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Sale by any Governmental Entity which would make consummation of the Sale illegal; or (iii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Sale by any Governmental Entity, which would render HPI or Newco unable to consummate the Sale.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of either HPI, MPS, Houghten or Newco, except for liability arising out of the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         8.3 Amendment/Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto. At any time prior to the Closing, the parties hereto may (a) mutually extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties by another party contained herein or in any document delivered by such party pursuant hereto or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of the parties hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of the party to be bound.

                                   ARTICLE 9

                                    GENERAL

         9.1 Payment of Expenses. HPI, MPS, Houghten and Newco shall each pay its own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal and accounting expenses).

         9.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by courier service, or by telecopy with confirmation copy sent by one of the above methods, as follows:

         if to HPI or MPS:

                   Houghten Pharmaceuticals, Inc.
                   3550 General Atomics Court
                   San Diego, CA  92121
                   Attention: President
                   Fax: (619) 455-2544

          with a copy to:

                   Pillsbury Madison & Sutro LLP
                   235 Montgomery Street
                   San Francisco, CA  94104
                   Attention: Thomas E. Sparks, Jr., Esq.
                   Fax: (415) 983-7396
          if to Houghten or Newco (or Houghten as the representative of the Co-Trustees):

                   Dr. Richard Houghten
                   c/o Multiple Peptide Systems, Inc.
                   3550 General Atomics Court
                   San Diego, CA  92121
                   Fax: (619) 455-3804

          with a copy to:

                   Brobeck, Phleger & Harrison LLP
                   550 West "C" Street, Suite 1300
                   San Diego, CA 92101
                   Attention: Faye Russell, Esq.
                   Fax: (619) 234-3848

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

          9.3 Headings/Gender/Plural. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.
Any reference to the masculine, feminine or neutral gender shall be deemed to include any or all other genders as appropriate. Any reference to the singular form of a word or phrase shall be deemed to include or mean the plural, if appropriate, and vice versa.

          9.4 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

          9.5 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

          9.6 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects, and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, understandings, agreements, commitments and writings with respect to such subject matter (including, without limitation, that certain binding letter of intent dated November 13, 1996 between Houghten and HPI).

          9.7 Incorporation. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          9.8 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, however, that any such modification shall apply only with respect to the operation of this Agreement (or any affected agreement entered into pursuant to this Agreement) in the particular jurisdiction in which such determination of illegality or unenforceability is made.

          9.9 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

          9.10 Dispute Resolution. The sole and exclusive method, means and procedure to resolve any controversy or claim arising out of or relating to this Agreement, the License Agreements (except as otherwise provided therein), the Other Agreements or any agreements or arrangements among the parties contemplated hereby or thereby (a "DISPUTE") shall be as set forth below in this Section 9.10 and the parties hereto hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the requirements of the following procedures. Any and all attempts to circumvent the provisions of this Section
9.10 shall be absolutely null and void and of no force or effect whatsoever.

                   (a) Any Dispute shall be settled within thirty (30) days of receipt by all involved parties of a notice of the Dispute (such notice to be delivered pursuant to the provisions of Section 9.2 hereof) by negotiations between representatives of the parties with authority to settle such Dispute. The parties shall use their best efforts to settle any such Dispute and shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all involved parties.

                   (b) In the absence of such a negotiated settlement, any Dispute shall be finally resolved by arbitration before a single arbitrator (except as provided below) in San Diego, California, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any state or federal court sitting in San Diego County, California.

                   (c) The arbitrator shall be a person experienced in the subject matter of the circumstances to be arbitrated and shall be selected by mutual agreement of the involved parties. If the parties are unable to agree on the arbitrator within a period of thirty (30) days after arbitration is demanded by any party, then each of HPI and Newco shall select a qualified arbitrator and the two arbitrators so selected shall select a third and the three so chosen shall constitute the board of arbitrators.

                   (d) The arbitrator(s) shall render a decision as soon as possible. The parties agree to abide by and perform any directions and awards made by the arbitrator(s) whose decision shall be final and binding for all purposes. The arbitrator(s) may direct any party to pay any sum of money or to do or subject itself to any act or execute any instrument for the purpose of carrying the award of the arbitrator(s) into effect.

                   (e) The arbitrator(s) shall award the prevailing party(ies), if any, as determined by the arbitrator(s), all of their costs and fees.
"COSTS AND FEES" shall mean all reasonable pre-award expenses of the arbitration, including, without limitation, the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees. Each party shall be entitled to pre-hearing discovery as provided in California Civil Code of Procedure Section 1283.05.

                   (f) Any party may, without inconsistency with these provisions, seek from a court any interim or provisional relief (including, without limitation, injunctive relief) that may be necessary to protect the rights or property of that party or to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

          9.11 Survival. The warranties, representations and covenants contained herein or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

          9.12 Further Assurances. At any time or from time to time after the date hereof (including from and after the Closing), the parties agree to cooperate with each other, and at the request of any party, to execute and deliver any further instruments or documents and to take all such further action as any party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

          IN WITNESS WHEREOF, HPI, MPS, Houghten and Newco have caused this Agreement to be executed and attested, all as of the date first above written.


                                        HOUGHTEN PHARMACEUTICALS, INC.,
                                        a Delaware corporation

ATTEST:                                 By  /s/ Robert S. Whitehead
                                            -----------------------------

/s/ Terence E. McMorrow                 Title    CEO
----------------------------                  ---------------------------



                                        MULTIPLE PEPTIDE SYSTEMS, INC.,
                                        a California corporation

ATTEST:                                 By  /s/ Robert S. Whitehead
                                            -----------------------------

/s/ Terence E. McMorrow                 Title   CEO
----------------------------                  ---------------------------



                                        RAH ACQUISITION CORP.,
                                        a California corporation

ATTEST:                                 By   /s/ Richard A. Houghten
                                             ----------------------------

/s/ Lisa McQuen                         Title   CEO
----------------------------                  ---------------------------



ATTEST:

/s/ Lisa McQuen                           /s/ Richard A. Houghten
----------------------------            ---------------------------------
                                        RICHARD A. HOUGHTEN, PH.D.,
                                        an individual

                                                CONFIDENTIAL TREATMENT REQUESTED

INDEX OF EXHIBITS


Exhibit                   Description
-------                   -----------
*A                        Articles of MPS

*B                        Form of Promissory Notes

*C                        Form of Guaranty

*D                        Form of Stock Pledge Agreement

*E                        Form of Assignment

*F                        Form of License Agreement

*G                        Form of Legal Opinion for Counsel to HPI and MPS

*H                        Form of Legal Opinion for Counsel to Houghten and Newco

*I                        Allocation of Purchase Price



INDEX OF SCHEDULES


Schedule                  Description
--------                  -----------
1                         HPI/MPS Disclosure Schedule

2                         Houghten/Newco Disclosure Schedule

*3                        Schedule of MPS Assets

4                         Licensed Technology

X                         Definition of [CONFIDENTIAL TREATMENT REQUESTED]


* THE EXHIBITS AND THE ATTACHMENT TO SCHEDULE 3 HAVE BEEN OMITTED FROM THIS AGREEMENT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). THE OMITTED INFORMATION IS CONSIDERED IMMATERIAL FROM AN INVESTOR'S PERSPECTIVE. HPI WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OF THE DOCUMENTS TO THE SEC UPON REQUEST OF THE SEC.

                                   SCHEDULE 1

                          HPI/MPS DISCLOSURE SCHEDULE


  Inclusion of items set forth below under any specific Section heading is solely for convenience of reference. All items set forth below shall be deemed to apply to all Sections of Article 2.

All Sections

  All facts, events and circumstances of which Houghten has personal knowledge, or should reasonably be deemed to have personal knowledge due to his intimate relationship with MPS, are incorporated herein as though fully set forth in this SCHEDULE 1.

  Without limiting the foregoing, much of the Licensed Technology is subject to consent/approval rights of third parties (including, without limitation, Chiron and Scripps).

Section 2.3 - Authority

  To the Best Knowledge of HPI, the following consents, waivers and approvals are required in connection with the Agreement and the transactions contemplated thereby:

  (1)    The consent of Chiron with respect to aspects of the Licensed
         Technology;

  (2)    The consent of Scripps with respect to aspects of the Licensed
         Technology;

  (3) The consent of General Atomics with respect to the facilities lease of MPS (at 3550 General Atomics Court in San Diego); and

  (4) The consent of Dominion Ventures, Inc. with respect to equipment and other assets leased by or for the benefit of MPS.

Section 2.7 - Bank Accounts

  Set forth below is a list, to the Best Knowledge of HPI, setting forth the names and addresses of all banks, other institutions and state governmental departments at which MPS has accounts, money market accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments, together with the names of all persons authorized to

                                                CONFIDENTIAL TREATMENT REQUESTED

draw on or give instructions with respect to such accounts or deposits, or to have access thereto:

   BANK NAME & ADDRESS             ACCOUNT TYPE & #        AUTHORIZED SIGNERS
     [CONFIDENTIAL
   TREATMENT REQUESTED]

Sections 2.11 and 2.12

  The events and circumstances referenced in Section 7.1(a) of the Agreement are incorporated herein (including, without limitation, the citations issued by the DIR to MPS as a result of the precipitating events).





                                      1-2

                                   SCHEDULE 2

                       HOUGHTEN/NEWCO DISCLOSURE SCHEDULE

                                     [None]





                                      1-1

                                   SCHEDULE 3

                                   MPS ASSETS



  The provisions of SCHEDULE 4 are incorporated herein by reference.

  [FURTHER INFORMATION IS ATTACHED HERETO.]





                                      2-1

                                   SCHEDULE 4

                              LICENSED TECHNOLOGY

         Any licensing or sublicensing of the Licensed Technology, all of which is on a nonexclusive basis, is expressly subject to the terms of the Agreement (to which this SCHEDULE 4 is attached) and the License Agreements. The License Agreements, and not this SCHEDULE 4, shall be referred to with respect to any matters pertaining to the granting of (or other matters pertaining to) licenses or sublicenses to the Licensed Technology.

         The Licensed Technology relates to the following:

         Tea-Bag

         * U.S. Patent No. 4,631,211 and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to such patent; but only to the extent that HPI has the right to grant licenses, immunities or other rights thereunder in the Field (as defined in the relevant License Agreement) as of the date of the Agreement (the "TEA BAG PATENT RIGHTS").

         * All information and data (including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing) (i) owned by or licensed to HPI as of the date of the relevant License Agreement, (ii) which are not generally known and (iii) which were actively utilized and employed by MPS as of or within 12 months prior to the date of the relevant License Agreement (as demonstrated by the written records of MPS as of the date of the relevant License Agreement) in the practice of the processes and methods claimed by the Tea Bag Patent Rights to make, use, develop, sell or seek regulatory approval to market a Product for use in the Field; but only to the extent that HPI has the right to grant licenses, immunities or other rights thereunder for use in the Field as of the date of the relevant License Agreement.

         Positional Scanning

         * U.S. Patent No. 5,556,762 and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to such patent; but only to the extent that HPI has the right to grant licenses, immunities or other rights thereunder in the Field (as defined in the relevant License Agreement) as of the date of the Agreement (the "PSCAN PATENT RIGHTS").

         * All information and data (including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing) (i) owned by or licensed to HPI as of the date of the relevant License Agreement,





                                      3-1

                 (ii) which are not generally known and (iii) which were actively utilized and employed by MPS as of or within 12 months prior to the date of the relevant License Agreement (as demonstrated by the written records of MPS as of the date of the relevant License Agreement) in the practice of the processes and methods claimed by the PScan Patent Rights to make, use, develop, sell or seek regulatory approval to market a Product for use in the Field; but only to the extent that HPI has the right to grant licenses, immunities or other rights thereunder for use in the Field as of the date of the relevant License Agreement.

         Chiron

         * Those patents and patent applications which are referred to in the following documents and which are licensed or sublicensed by Chiron to HPI:

                 - that certain License and Option to License Agreement effective as of January 1, 1994 between Chiron, CMPL and HPI;

                 - that certain Sub-License Agreement effective as of January 1, 1994 between Chiron and HPI;

                 - that certain Letter of Understanding Concerning Licensing Agreements dated December 15, 1994 from HPI to Chiron and CMPL; and

                 - that certain Heads of Agreement dated as of March 31, 1995 between Chiron, HPI, MPS, Chiron Mimotopes U.S. and Chiron Mimotopes Peptide Systems L.L.C.;

                 as well as any and all patents that have issued or in the future issue from any such patent applications referred to above (including utility, model and design patents and certificates of invention), and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; but only to the extent that HPI has the right to grant licenses, immunities or other rights thereunder in the Field (as defined in the relevant License Agreement) as of the date of the Agreement (the "CHIRON PATENT RIGHTS").

         * All information and data (including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing) (i) owned by or licensed to HPI as of the date of the relevant License Agreement, (ii) which are not generally known and (iii) which were actively utilized and employed by MPS as of or within 12 months prior to the date of the relevant License Agreement (as demonstrated by the written records of MPS as of the date of the relevant License Agreement) in the





                                      4-2
                 practice of the processes and methods claimed by the Chiron Patent Rights to make, use, develop, sell or seek regulatory approval to market a Product for use in the Field; but only to the extent that HPI has the right to grant licenses, immunities or other rights thereunder for use in the Field as of the date of the relevant License Agreement.





                                      4-3

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   SCHEDULE X

                DEFINITION OF [CONFIDENTIAL TREATMENT REQUESTED]

         [CONFIDENTIAL TREATMENT REQUESTED] shall mean any compound comprised of at least two (2) or more [CONFIDENTIAL TREATMENT REQUESTED]:

         (a)     [CONFIDENTIAL TREATMENT REQUESTED];

         (b)     [CONFIDENTIAL TREATMENT REQUESTED];

         (c)     [CONFIDENTIAL TREATMENT REQUESTED]; or

         (d)     [CONFIDENTIAL TREATMENT REQUESTED];

provided, however, that [CONFIDENTIAL TREATMENT REQUESTED].

         Without limitation, the [CONFIDENTIAL TREATMENT REQUESTED].

         For purposes of this SCHEDULE X, an [CONFIDENTIAL TREATMENT
REQUESTED].





                                      4-4

                                                CONFIDENTIAL TREATMENT REQUESTED

         Notwithstanding the foregoing provisions of this SCHEDULE X requiring that [CONFIDENTIAL TREATMENT REQUESTED], the following [CONFIDENTIAL TREATMENT REQUESTED] shall be permitted:

         (v)     [CONFIDENTIAL TREATMENT REQUESTED];

         (w)     [CONFIDENTIAL TREATMENT REQUESTED];

         (x)     [CONFIDENTIAL TREATMENT REQUESTED];

         (y)     [CONFIDENTIAL TREATMENT REQUESTED]; and

         (z)     [CONFIDENTIAL TREATMENT REQUESTED].

         Notwithstanding any of the foregoing provisions of this SCHEDULE X, the following shall apply to all [CONFIDENTIAL TREATMENT REQUESTED]:

         (1)     [CONFIDENTIAL TREATMENT REQUESTED]; and

         (2)     [CONFIDENTIAL TREATMENT REQUESTED].